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                    Exhibit 99 to Lamar Capital Corporation Form 8-K

                                LAMAR CAPITAL CORPORATION

FOR IMMEDIATE RELEASE       FOR MORE INFORMATION
---------------------       --------------------
December 19, 2000           Kenneth M. Lott, President & Chief Operating Officer
                            (601) 794-1130, Email:  kmlott@lamarbank.com
                                                    --------------------
                            Donna T. Rutland, Chief Financial Officer
                            (601) 794-1126, Email:  drutland@lamarbank.com
                                                    ----------------------
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                           LAMAR CAPITAL CORPORATION
                   PROVIDES GUIDANCE ON FOURTH QUARTER RESULTS

PURVIS, Miss. (December 19, 2000) - Lamar Capital Corporation (Nasdaq/NM:LCCO) today announced that it anticipates reporting net income for the fourth quarter ending December 31, 2000, in the range of $0.00 to $0.03 per diluted share. This compares with net income of $0.24 per share for the fourth quarter a year ago. The decrease in earnings for the fourth quarter is due primarily to an anticipated increase in the Company's provision for possible loan losses in the range of $880,000 to $1,080,000 as compared to the fourth quarter of 1999. For the year ending December 31, 2000, the Company anticipates reporting earnings between $0.66 and $0.68 per diluted share as compared to $.97 per share for the year ended December 31, 1999.

     "Consistent with our conservative approach, we decided to increase the Company's loan loss provision at this time after consulting with the regulators," said Kenneth M. Lott, President and Chief Operating Officer. "Based on our analysis, the reserve for possible loan losses had fallen below the desirable level due to the loan growth we have experienced and the cyclical nature of certain of our customers' businesses that have been adversely affected by the slowing economy and higher energy prices. Therefore, we have classified certain loans that had previously not been classified. Despite the additional provision, loan losses for 2000 are expected to be in the range of .60% to .65% as compared to .32% for 1999.

     "We continue to believe that our community-oriented strategy of providing a high level of personal service is being well accepted in our markets, and we remain focused on building our organization for the future," Lott concluded.

Information   contained  in  this  press  release,   other  than   historical
information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Lamar Capital Corporation's operating results, performance or financial condition are competition and the demand for Lamar Capital's products and services, our ability to expand into new markets, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

     Lamar Capital Corporation is a bank holding company headquartered in Purvis, Mississippi, with assets of $407 million at September 30, 2000, and locations in six southeastern Mississippi counties.

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Through  its  subsidiaries,  the  Company  offers a broad  line of  banking  and financial products and services with the personalized focus of a community banking organization. The subsidiaries are Lamar Bank, a state chartered commercial bank with nine offices; Southern Financial Services, Inc., a consumer finance company with six offices; and Lamar Data Solutions, Inc., a company providing data processing, data recovery, and other professional services to community banks. Lamar Bank also provides stock and other securities trading services through an arrangement with Raymond James Financial Services, Inc.


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